Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA REPORTS FIRST-QUARTER 2005 RESULTS

•	First-quarter operating earnings of $1.38 per share, $1.10 per share excluding prior-period favorable reserve development, compared with Thompson/First Call mean of $1.07, a 25 percent increase over first-quarter 2004 on a comparable basis

•	First-quarter net income of $1.39 per share

•	First-quarter medical membership growth of 719,000 to 14.4 million

•	Guidance increased for full-year 2005 operating earnings per share to $4.52 to $4.57 from prior guidance of $4.38 to $4.45, an increase of 24% to 26% over 2004; and for full-year net medical membership growth to 1.0 million to 1.075 million from prior guidance of 950,000 to 1.05 million

HARTFORD, Conn., April 28, 2005 — Aetna (NYSE: AET) today announced first-quarter operating earnings of $1.38 per share. Operating earnings, excluding favorable reserve development, were $1.10 per share. Favorable reserve development was $84 million after tax, or $0.28 per share, of which $34 million, or $0.11 per share, resulted from the previously announced reserve release associated with the New York State Market Stabilization Pool. The increase in operating earnings primarily reflects growth in revenues from higher membership levels and continued strong underwriting results, as well as continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains and losses.1

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“These excellent results reflect the solid execution of our profitable growth strategy and demonstrate our strong momentum in the marketplace,” said John W. Rowe, M.D., chairman and CEO. “Aetna’s integrated approach to health care, which includes comprehensive product and service solutions, is increasingly being valued by both plan sponsors and members, who are seeing demonstrated results in medical costs and quality.

Quarterly Financial Results at a Glance
Three Months Ended

	March 31, 2005	March 31, 2004*	Change
Total revenues	$5.4 billion	$4.8 billion	13%

Operating earnings**	$421.1 million	$308.8 million	36%

Net income	$424.0 million	$365.8 million	16%

Per share results:

Operating earnings**	$1.38	$0.96	44%

Favorable development of prior-period health care cost estimates	(0.28)	(0.08)

Operating earnings, excluding development**	$1.10	$0.88	25%

Income from continuing operations	$1.39	$1.02

Income from discontinued operations ***	—	0.12

Net income	$1.39	$1.14	22%

Weighted average common shares (diluted)	306.0 million	320.8 million	(4.6%)

* Prior-period results per common share have been adjusted to reflect the March 11, 2005, two-for-one stock split.

** For a full description of operating earnings and per share operating earnings, please see footnote 1 at end of press release.

*** Income from discontinued operations of $40 million for first quarter 2004 reflects the completion of certain Internal Revenue Services audits associated with businesses previously sold.

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“Based on our success in attracting new customers, and the continued strength of our operating fundamentals, we are increasing our guidance for 2005 operating earnings to $4.52 to $4.57 per share from our prior guidance of $4.38 to $4.45 per share. We also are increasing our guidance for membership growth to 1.0 million to 1.075 million from our prior guidance of 950,000 to 1.05 million.”2

“Our strategy and business operations are squarely focused on positioning Aetna as a market leader,” said Ronald A. Williams, president. “Our continued momentum in the marketplace is reflected in the particularly strong performance of our January 1 National Accounts renewal season for all our products: medical, dental, pharmacy, group life and disability. Key drivers of this growth continue to be leadership in consumer-directed products, where we added 139,000 new members in the first quarter, and our integrated approach to health care, which led to an increase of 215,000 members in our Aexcel performance-based network.

“In addition, Aetna Specialty Pharmacy, the joint venture between Aetna and Priority Healthcare, opened its new 63,000-square-foot specialty pharmacy distribution center in Florida in March. We also announced that our pharmacy management business will open a second prescription drug mail-order facility in Pompano Beach later this year, which will add needed capacity to our existing mail order business.”

Health Care business results

Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•	Operating earnings of $404.0 million for the first quarter of 2005, compared with first quarter of 2004 operating earnings of $288.4 million. Excluding favorable reserve development of $84 million after tax in the first quarter of 2005 and $27 million after tax in the first quarter of 2004, operating earnings were $320.0 million in the first quarter of 2005 and $261.4 million in the first quarter of 2004. First-quarter 2005 favorable reserve development includes $34 million after tax, from the previously announced reserve release associated with the New York State Market Stabilization Pool. The increase in first-quarter 2005 operating earnings primarily reflects growth in revenues from higher membership levels and continued strong underwriting results as well as continued general and administrative expense efficiencies.

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•	Net income of $405.3 million for the first quarter of 2005, compared with $295.5 million in the first quarter of 2004.

•	A Commercial Risk Medical Cost Ratio (MCR) of 77.9 percent for the first quarter of 2005, compared with 77.6 percent for the first quarter of 2004, excluding favorable development of prior-period health care cost estimates in both periods. Including development, the Commercial Risk MCR was 74.6 percent for the first quarter of 2005 and 76.6 percent for the first quarter of 2004.

•	A Medicare MCR of 87.4 percent for the first quarter of 2005, compared with 86.6 percent for the first quarter of 2004, excluding favorable reserve development in both periods. Including development, the Medicare MCR was 85.0 percent for the first quarter of 2005 and 84.5 percent in the first quarter of 2004.

•	Total medical membership of 14.4 million at March 31, 2005, compared with 13.7 million at December 31, 2004, an increase of 719,000. First quarter dental membership increased sequentially by 859,000 to 12.8 million. Pharmacy membership increased sequentially by 559,000 to 9.0 million.

•	Total revenues in the first quarter of 2005 increased by 13.2 percent to $4.7 billion from $4.1 billion in the first quarter of 2004.

Group Insurance business results

Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $30.7 million for the first quarter of 2005, compared with $30.8 million for the first quarter of 2004. Operating earnings reflect higher revenue associated with increased membership, offset primarily by higher operating expenses resulting in part from investments in improving the business.

•	Net income of $32.1 million for the first quarter of 2005, compared with $38.7 million for the first quarter of 2004.

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•	Total revenues for the first quarter of 2005 were $534.7 million, compared with $484.9 million for the first quarter of 2004.

•	Total Group membership of 14.0 million at March 31, 2005, compared with 13.5 million as of December 31, 2004, an increase of 546,000 members.

Large Case Pensions business results

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:

•	Operating earnings of $4.1 million for the first quarter of 2005, compared with $6.1 million for the first quarter of 2004, consistent with the runoff nature of the business.

•	Net income of $4.3 million for the first quarter of 2005, compared with $8.1 million for the first quarter of 2004.

Total Company results

•	Total Revenues. Revenues were $5.4 billion for the first quarter of 2005, compared with $4.8 billion for the first quarter of 2004. The growth in first quarter 2005 revenue reflects a higher level of membership and premium and fee rate increases. Premiums increased by 13.8 percent, and fees increased by 11.1 percent.

•	Total Operating Expenses. Operating expenses were $1.063 billion for the first quarter of 2005, compared with $983.7 million for the first quarter of 2004, reflecting higher new membership and the related selling expenses. Operating expenses as a percentage of revenue[3] improved to 19.6 percent in the first quarter of 2005 from 20.5 percent in the first quarter of 2004, reflecting continued expense efficiencies.

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•	Corporate Interest expense was $17.7 million after tax for the first quarter of 2005, compared with $16.5 million for the first quarter of 2004.

•	Net Income. Aetna reported net income of $424.0 million for the first quarter of 2005, compared with $365.8 million for the first quarter of 2004. First quarter 2004 results included $40 million of income from discontinued operations.

•	Pretax operating margin[4] improved to 10.4 percent for the first quarter of 2005, from 10.0 percent for the first quarter of 2004. The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 7.8 percent for the first quarter of 2005, compared with 6.8 percent in first quarter of 2004.

The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-818-5264, or 913-981-4910 for international callers. The company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 1994950. Telephone replays will be available from 11:30 a.m. ET on April 28 until midnight ET on May 5.

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As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 14.4 million medical members, 12.8 million dental members, 9.0 million pharmacy members and 14.0 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 672,000 health care professionals, including approximately 400,000 primary care and specialist doctors and 4,084 hospitals. For more information, please visit www.aetna.com. (Figures as of March 31, 2005)

1 Operating earnings exclude net realized capital gains and losses from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. The excluded item is discussed below:

•	Net realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding changes to prior-period health care cost estimates. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior period health care cost estimates on current-period results of operations, at each financial statement date. The Company believes excluding changes to prior-period health care cost estimates better reflects the underlying current-period health care costs.

For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 9 to 13 of this release.

2 Projected operating earnings per share for full-year 2005 exclude $2.9 million of net realized capital gains for the three months ended March 31, 2005 and also exclude any future net realized capital gains or losses. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected 2005 operating earnings to projected income from continuing operations. Projected operating earnings per share for full-year 2005 also exclude approximately $84 million, after tax, of favorable development of prior-period health care cost estimates. The Company believes excluding this reserve development better reflects the underlying current-period health care costs. Projected operating earnings per share reflect the effect of the stock split. Projected operating earnings per share for full year 2005 assume approximately 304 million weighted-average diluted shares.

3 Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. For a reconciliation to operating expense as a percentage of revenue calculated under GAAP, refer to the tables on page 13 at the end of this press release.

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4 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance vs. competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to margin calculated under GAAP, refer to the tables on page 13 of this release.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to earnings and membership. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General, and others, and for which the Company has received and may receive subpoenas, and may be subject to related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2004 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K and Aetna’s 2005 first quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenue:
Health care premiums	$4,053.5	$3,557.8
Other premiums	498.5	442.7
Administrative services contract fees	568.9	512.2
Net investment income	291.2	271.5
Other income	10.4	11.0
Net realized capital gains	4.4	26.1

Total revenue	5,426.9	4,821.3

Benefits and expenses:
Health care costs (1)	3,048.5	2,741.8
Current and future benefits	615.3	547.0
Operating expenses:
Selling expenses	203.0	163.6
General and administrative expenses	859.8	820.1

Total operating expenses	1,062.8	983.7
Interest expense	27.2	25.5
Amortization of other acquired intangible assets	10.7	12.7

Total benefits and expenses	4,764.5	4,310.7

Income from continuing operations before income taxes	662.4	510.6
Income taxes	238.4	184.8

Income from continuing operations	424.0	325.8
Income from discontinued operations, net of tax (2)	—	40.0

Net income	$424.0	$365.8

Shareholders’ equity	$9,039.1	$8,175.3

(1)	The three months ended March 31, 2005 and March 31, 2004 include favorable development of prior-period health care cost estimates of approximately $133 million pretax (approximately $84 million after tax) and approximately $41 million pretax (approximately $27 million after tax), respectively, in the Health Care segment. The three months ended March 31, 2005 development includes approximately $54 million pretax (approximately $34 million after tax) related to the release of reserves associated with the New York Market Stabilization Pool.

(2)	Income from discontinued operations of approximately $40 million for the three months ended March 31, 2004 reflects the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna).

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Summary of Results (1)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Operating earnings, excluding favorable development	$337.1	$281.8
Favorable development of prior-period health care cost estimates	84.0	27.0

Operating earnings	421.1	308.8
Net realized capital gains	2.9	17.0

Income from continuing operations (GAAP measure)	424.0	325.8
Income from discontinued operations (2)	—	40.0

Net income (GAAP measure)	$424.0	$365.8

Weighted average common shares — basic	293,304,437	307,836,718

Weighted average common shares — diluted	306,006,348	320,835,386

Summary of Results Per Common Share (1)

Operating earnings, excluding favorable development	$1.10	$.88
Favorable development of prior-period health care cost estimates	.28	.08

Operating earnings	1.38	.96
Net realized capital gains	.01	.06

Income from continuing operations (GAAP measure)	1.39	1.02
Income from discontinued operations (2)	—	.12

Net income (GAAP measure)	$1.39	$1.14

Shareholders’ equity (3)	$31.12	$26.82

(1)	Prior period results per common share and weighted average common shares have been adjusted to reflect the March 11, 2005 two-for-one stock split.

(2)	Income from discontinued operations of approximately $40 million for the three months ended March 31, 2004 reflects the completion of certain Internal Revenue Service audits associated with former Aetna.

(3)	Actual common shares outstanding were 290.4 million at March 31, 2005 and 304.9 million at March 31, 2004.

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Segment Information (1)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Health Care:
Total revenue	$4,693.9	$4,146.8

Selling expenses	$183.9	$148.8
General and administrative expenses	812.3	775.4

Total operating expenses	$996.2	$924.2

Operating earnings, excluding favorable development	$320.0	$261.4
Favorable development of prior-period health care cost estimates	84.0	27.0

Operating earnings	404.0	288.4
Net realized capital gains	1.3	7.1

Net income (GAAP measure)	$405.3	$295.5

Group Insurance:
Total revenue	$534.7	$484.9

Selling expenses	$19.1	$14.8
General and administrative expenses	42.6	39.7

Total operating expenses	$61.7	$54.5

Operating earnings	$30.7	$30.8
Net realized capital gains	1.4	7.9

Net income (GAAP measure)	$32.1	$38.7

Large Case Pensions:
Total revenue	$198.3	$189.6

Operating earnings	$4.1	$6.1
Net realized capital gains	.2	2.0

Net income (GAAP measure)	$4.3	$8.1

Corporate Interest:
Interest expense, net of tax	$17.7	$16.5

Total Company:
Total revenue	$5,426.9	$4,821.3

Selling expenses	$203.0	$163.6
General and administrative expenses	859.8	820.1

Total operating expenses	$1,062.8	$983.7

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	March 31,	March 31,	December 31,
	2005	2004	2004
Medical Membership:
Commercial	14,162	13,136	13,446
Medicare	101	102	97
Medicaid	112	106	113

Total Medical Membership	14,375	13,344	13,656

Dental Membership	12,791	11,214	11,932

Pharmacy Membership:
Pharmacy Benefit Management Services	8,505	7,693	7,989
Mail Order (1)	501	364	458

Total Pharmacy Membership	9,006	8,057	8,447

Group Insurance Membership	14,040	12,394	13,494

Aetna HealthFund® (2)	361	183	222

Health Care Medical Cost Ratios (3)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Health Care Premiums:
Health Care Risk (A)	$4,053.5	$3,557.8
Commercial Risk (B)	$3,805.8	$3,326.2
Medicare (C)	$247.7	$231.6

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,048.5	$2,741.8
Favorable development of prior-period health care cost estimates	133.0	41.0

Health care costs — Adjusted (E)	$3,181.5	$2,782.8

Commercial Risk
Health care costs (F) (GAAP measure)	$2,837.9	$2,546.3
Favorable development of prior-period health care cost estimates	127.0	36.0

Health care costs — Adjusted (G)	$2,964.9	$2,582.3

Medicare
Health care costs (H) (GAAP measure)	$210.6	$195.6
Favorable development of prior-period health care cost estimates	6.0	5.0

Health care costs — Adjusted (I)	$216.6	$200.6

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	75.2%	77.1%
Health Care Risk — Adjusted (E)/(A)	78.5%	78.2%

Commercial Risk (F)/(B) (GAAP measure)	74.6%	76.6%
Commercial Risk — Adjusted (G)/(B)	77.9%	77.6%

Medicare (H)/(C) (GAAP measure)	85.0%	84.5%
Medicare — Adjusted (I)/(C)	87.4%	86.6%

(1)	Represents members who purchased medications through Aetna’s mail order pharmacy during the quarterly period.

(2)	Represents members in consumer-directed health plan products included in Aetna’s Commercial medical membership.

(3)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.

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Operating Margins
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and favorable development (A)	$562.9	$481.7
Favorable development of prior-period health care cost estimates	133.0	41.0

Operating earnings before income taxes, excluding interest expense and amortization of other acquired intangible assets (B)	695.9	522.7
Interest expense	(27.2)	(25.5)
Amortization of other acquired intangible assets	(10.7)	(12.7)
Net realized capital gains	4.4	26.1

Income from continuing operations before income taxes (C) (GAAP measure)	$662.4	$510.6

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets and favorable development (D)	$361.8	$306.6
Favorable development of prior-period health care cost estimates, net of tax	84.0	27.0

Operating earnings, excluding interest expense and amortization of other acquired intangible assets (E)	445.8	333.6
Interest expense, net of tax	(17.7)	(16.5)
Amortization of other acquired intangible assets, net of tax	(7.0)	(8.3)
Net realized capital gains, net of tax	2.9	17.0

Income from continuing operations (F) (GAAP measure)	$424.0	$325.8

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,422.5	$4,795.2
Net realized capital gains	4.4	26.1

Total revenue (H) (GAAP measure)	$5,426.9	$4,821.3

Operating Margins:
Pretax operating margin (B)/(G)	12.8%	10.9%
Pretax operating margin — Adjusted (A)/(G)	10.4%	10.0%
Pretax operating margin (C)/(H) (GAAP measure)	12.2%	10.6%

After-tax operating margin (E)/(G)	8.2%	7.0%
After-tax operating margin — Adjusted (D)/(G)	6.7%	6.4%
After-tax operating margin (F)/(H) (GAAP measure)	7.8%	6.8%

Operating Expenses
($ in Millions)

Total operating expenses (I) (GAAP measure)	$1,062.8	$983.7

Operating Expenses Percentages:
Operating expenses as a % of revenue (I)/(G)	19.6%	20.5%
Total operating expenses as a % of total revenue (I)/(H) (GAAP measure)	19.6%	20.4%